August 5, 2014
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES SECOND QUARTER 2014 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) announced consolidated earnings of $0.21 per basic share for the second quarter of 2014, compared to $0.22 per basic share earned during the second quarter of 2013.  Consolidated net income was $9.6 million for the second quarter of 2014, compared to $10.1 million for the prior-year quarter.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “Our second quarter 2014 earnings of $0.21 per share were relatively consistent with last year’s second quarter.  NPL, our construction services segment, contributed a solid $7.8 million to the bottom line this quarter as they continue to recover from the effects of extreme weather experienced during the 1st quarter.  The natural gas segment’s contribution to net income of $1.8 million included improved COLI-related income, which offset modestly lower operating results.”  Shaw added, “In June 2014, we received a final decision in our California general rate case authorizing a $7.1 million annual revenue increase and future attrition increases of 2.75% annually for 2015 to 2018.  We’re pleased to have this final decision in hand.”  In conclusion Shaw stated, “During the second half of the

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year, we look forward to the benefits of the recently granted California rate relief and anticipate that NPL’s contribution to net income will continue to improve.”

For the twelve months ended June 30, 2014, consolidated net income was $135 million, or $2.91 per basic share, compared to $149 million, or $3.22 per basic share, during the twelve-month period ended June 30, 2013.  Contribution from both operating segments declined between twelve-month periods with construction services $9.6 million lower.  At NPL, the prior-year period included $3 million of revenue associated with change orders on a fixed-price project.  The current-year period includes approximately $4 million associated with a legal settlement recognized in late 2013 and a $7.5 million increase in general and administrative expenses associated with changes implemented to match NPL’s increased size and complexity.

Natural Gas Operations Segment Results
Second Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $4 million between quarters including approximately $2 million of rate relief in California due to a final decision in the California general rate case.  New customers contributed $2 million in operating margin during the second quarter of 2014, as approximately 28,000 net new customers were added during the last twelve months.

Operating expenses for the quarter rose $5.4 million, or 3%, compared to the second quarter of 2013 primarily due to increases in general costs and higher depreciation

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expense resulting from additional plant in service.  The increase was partially offset by declines in employee-related costs, including pension expense.

Other income, which principally includes changes in the cash surrender values of company-owned life insurance (“COLI”) policies and non-utility expenses, increased $1.4 million between quarters primarily due to greater COLI-related income.  The current quarter includes $2.3 million in COLI income, while the prior-year quarter included $1.8 million in COLI income (including net death benefits recognized). In addition, interest income increased between quarters due to under-collected purchased gas adjustment (“PGA”) balances in the current quarter.  Net interest deductions increased $2.2 million between quarters, primarily due to the issuance of $250 million of long-term debt in the fourth quarter of 2013.

Twelve Months to Date
Operating margin increased nearly $18 million between periods including $6 million of combined rate relief.  Customer growth contributed $8 million toward the increase. Incremental margin from customers outside the decoupling mechanisms and other miscellaneous revenues (including amounts associated with recoveries of regulatory assets) contributed the remainder of the increase.

Operating expenses increased $30 million, or 5%, between periods primarily due to higher general costs, legal accruals and expenses (including $5 million in the first quarter of 2014), and uncollectible accounts expense.  Included in the overall increase

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was a $10 million increase in depreciation and amortization expense due largely to plant additions, as well as amortization associated with the recovery of regulatory assets.

Other income increased $4.2 million between periods.  The current twelve-month period reflects $10 million of COLI income (including recognized net death benefits), while the prior twelve-month period included $8.9 million of COLI income (including recognized net death benefits).  COLI-related income in both periods was significantly higher than normal.  In addition, Arizona non-recoverable pipe replacement costs were $1.7 million lower in the current twelve-month period as this pipe replacement activity was substantially completed in 2012.  Net interest deductions increased $3.8 million between the twelve-month periods, primarily due to the issuance of $250 million of long-term debt in the fourth quarter of 2013, partially offset by cost savings from 2013 debt refinancings and redemptions.

Southwest Gas Corporation provides natural gas service to 1,910,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the impacts of construction activity at NPL, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2014	2013

Consolidated Operating Revenues	$453,153	$411,574

Net Income	$9,627	$10,108

Average Number of Common Shares Outstanding	46,502	46,331

Basic Earnings Per Share	$0.21	$0.22

Diluted Earnings Per Share	$0.21	$0.22

SIX MONTHS ENDED JUNE 30,	2014	2013

Consolidated Operating Revenues	$1,061,549	$1,025,079

Net Income	$80,410	$90,881

Average Number of Common Shares Outstanding	46,471	46,291

Basic Earnings Per Share	$1.73	$1.96

Diluted Earnings Per Share	$1.71	$1.95

TWELVE MONTHS ENDED JUNE 30,	2014	2013

Consolidated Operating Revenues	$1,987,252	$1,885,444

Net Income	$134,849	$148,969

Average Number of Common Shares Outstanding	46,407	46,214

Basic Earnings Per Share	$2.91	$3.22

Diluted Earnings Per Share	$2.88	$3.19

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2014	2013	2014	2013	2014	2013

Results of Consolidated Operations
Contribution to net income - gas operations	$1,798	$1,964	$74,397	$81,256	$117,310	$121,877
Contribution to net income - construction services	7,829	8,144	6,013	9,625	17,539	27,092
Net income	$9,627	$10,108	$80,410	$90,881	$134,849	$148,969

Basic earnings per share	$0.21	$0.22	$1.73	$1.96	$2.91	$3.22
Diluted earnings per share	$0.21	$0.22	$1.71	$1.95	$2.88	$3.19

Average outstanding common shares	46,502	46,331	46,471	46,291	46,407	46,214
Average shares outstanding (assuming dilution)	46,948	46,757	46,910	46,704	46,860	46,654

Results of Natural Gas Operations
Gas operating revenues	$271,479	$238,869	$757,972	$732,469	$1,325,657	$1,267,567
Net cost of gas sold	97,985	69,388	289,362	269,996	455,367	414,892
Operating margin	173,494	169,481	468,610	462,473	870,290	852,675
Operations and maintenance expense	97,620	94,935	200,028	192,022	392,920	374,267
Depreciation and amortization	50,524	47,746	102,007	96,065	199,790	189,435
Taxes other than income taxes	10,965	11,073	22,421	22,868	45,104	44,131
Operating income	14,385	15,727	144,154	151,518	232,476	244,842
Other income (deductions)	2,848	1,448	4,460	5,511	11,210	6,990
Net interest deductions	17,059	14,886	34,286	30,564	66,277	62,518
Income before income taxes	174	2,289	114,328	126,465	177,409	189,314
Income tax expense (benefit)	(1,624)	325	39,931	45,209	60,099	67,437
Contribution to net income - gas operations	$1,798	$1,964	$74,397	$81,256	$117,310	$121,877

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2014

FINANCIAL STATISTICS
Market value to book value per share at quarter end	167%
Twelve months to date return on equity -- total company	9.5%
-- gas segment	8.8%
Common stock dividend yield at quarter end	2.8%
Customer to employee ratio at quarter end (gas segment)	874 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.52	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
SIX MONTHS ENDED	TWELVE MONTHS ENDED
JUNE 30,	JUNE 30,
(In dekatherms)	2014	2013	2014	2013
Residential	40,319,220	49,442,113	65,009,789	70,400,054
Small commercial	16,312,996	17,821,572	28,295,929	28,589,277
Large commercial	5,221,057	5,784,018	9,713,100	10,532,472
Industrial / Other	1,480,028	2,917,438	3,583,639	5,277,045
Transportation	40,417,352	50,291,178	93,917,771	103,002,430
Total system throughput	103,750,653	126,256,319	200,520,228	217,801,278

HEATING DEGREE DAY COMPARISON
Actual	982	1,372	1,527	1,826
Ten-year average	1,303	1,338	1,840	1,879

Heating degree days for prior periods have been recalculated using the current period customer mix.